Exhibit 10.6

EXECUTION VERSION

Second Amended and Restated Limited Liability Company Agreement of TerraForm Power, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

 TerraForm Power, LLC

Dated and effective as of

 October 16, 2017

THE LIMITED LIABILITY COMPANY INTERESTS IN TERRAFORM POWER, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

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SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
TERRAFORM POWER, LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of TerraForm Power, LLC, a Delaware limited liability company (the “Company”), dated and effective as of October 16, 2017 (the “Effective Date”), is made by and among the Members (as defined herein).

WHEREAS, as of February 14, 2014, SunEdison Holdings Corporation (“SunEdison Holdings”), a Delaware corporation and the stockholder of TerraForm Power, Inc., a Delaware corporation (“TERP Inc.”), formed TerraForm Power, LLC under the Act by executing the Limited Liability Company Agreement of TerraForm Power, LLC, which was amended and restated on March 24, 2014 (as so amended and restated, the “Initial Agreement”) and filing a Certificate of Formation with the Office of the Secretary of State of the State of Delaware, at which time SunEdison Holdings was issued one Unit (the “Existing Units”);

WHEREAS, as of July 23, 2014, the Initial Agreement was amended and restated (as so amended and restated and as further amended from time to time prior to the Effective Date, the “Prior Agreement”) in connection with TERP Inc.’s initial public offering and sale of shares of Class A Common Stock to provide for, among other things, the designation of TERP Inc. as the Managing Member of the Company and to create additional classes of limited liability company interests of the Company and reclassify the Existing Units into Class B Units (as defined in the Prior Agreement) representing equity interests in the Company, which were held by SunEdison Holdings and/or its Affiliates;

WHEREAS, concurrently with the execution and delivery of the Merger and Sponsorship Transaction Agreement, dated as of March 6, 2017 (the “Sponsor Transaction Agreement”), by and among TERP Inc., Orion US Holdings 1 L.P., a Delaware limited partnership (“Sponsor”), and BRE TERP Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Sponsor (“Merger Sub”), the Company has entered into a global settlement agreement with SunEdison, Inc. (“SunEdison”) and the other parties named therein (the “Settlement Agreement”);

WHEREAS, pursuant to the terms and conditions of the Settlement Agreement and the Sponsor Transaction Agreement, immediately prior to the Effective Time (as defined in the Sponsor Transaction Agreement) all of the Class B Units representing equity interests in the Company held by SunEdison and its Controlled Affiliates were exchanged for shares of Class A Common Stock and, at the Effective Time, all shares of Class B Common Stock of TERP Inc. (as defined in the Prior Agreement) held by SunEdison and its Controlled Affiliates were automatically redeemed and retired, and there were no Class B-1 Units outstanding;

WHEREAS, pursuant to the Incentive Distribution Rights Transfer Agreement, dated as of March 6, 2017, by and between the Company, TERP Inc., SunEdison, SunEdison Holdings Corporation, a Delaware Corporation and SunE ML 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of SunEdison Holdings (collectively, the “SUNE IDR Holders”), Brookfield and BRE Delaware Inc., a Delaware corporation (“Brookfield IDR Holder”), all of the IDRs (as defined herein) held by SUNE IDR Holders, were transferred to Brookfield IDR Holder, effective upon the Effective Time; and

WHEREAS, the Members desire to amend and restate the Prior Agreement, effective immediately following the Effective Time, in connection with the consummation of the transactions set forth in the Sponsor Transaction Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants and provisions hereinafter contained, the Members hereby adopt the following:

ARTICLE I
 DEFINITIONS

Section 1.1 Definitions.

As used in this Agreement, the following terms have the following meanings:

“AAA” has the meaning set forth in Section 3.8.

“Act” means the Delaware Limited Liability Company Act, as amended.

“Additional Member” means any Person that has been admitted to the Company as a Member pursuant to Section 7.4 by virtue of having received its Membership Interest from the Company and not from any other Member or Assignee.

“Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each Fiscal Year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such Fiscal Year, are reasonably expected to be allocated to such Member in subsequent years under Section 706(d) of the Code and Treasury Regulations Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such Fiscal Year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 5.1(b)(i) or Section 5.1(b)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Member in respect of a Unit shall be the amount that such Adjusted Capital Account would be if such Unit were the only interest in the Company held by such Member from and after the date on which such Unit was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 3.3(c)(i) or Section 3.3(c)(ii).

“Affiliate” means, with respect to any Person, any Person directly or indirectly through one or more intermediaries, Controlling, Controlled by or under common Control with such Person.

“Agreed Value” of any Contributed Property means the Fair Market Value of such property or other consideration at the time of contribution as determined by the Managing Member. The Managing Member shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Company in a single transaction or series of related transactions among each separate property on a basis proportional to the Fair Market Value of each Contributed Property.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Assignee” means any Transferee to which a Member or another Assignee has Transferred all or a portion of its interest in the Company in accordance with the terms of this Agreement, but that is not admitted to the Company as a Member.

“Bankruptcy” means, with respect to any Person, (a) if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (b) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Book-Tax Disparity” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date.

“Brookfield” means Brookfield Asset Management Inc.

“Brookfield IDR Holder” has the meaning set forth in the recitals hereof.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Member pursuant to Section 3.3 of this Agreement.

“Capital Contribution” means, with respect to any Member, the amount of any cash or cash equivalents or the Fair Market Value of other property contributed or deemed to be contributed to the Company by such Member with respect to any Unit or other Equity Securities issued by the Company (net of liabilities assumed by the Company or to which such property is subject).

“Carrying Value” means (a) with respect to a Contributed Property, subject to the following sentence, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Members’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Company property, subject to the following sentence and Section 3.3(b)(iv), the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 3.3(c)(i) and Section 3.3(c)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Managing Member.

“Certificate” means the Certificate of Formation of the Company, as filed with the Secretary of State of the State of Delaware.

“Chosen Courts” has the meaning set forth in Section 9.2(c).

“Class A Common Stock” means the Class A common stock, par value $0.01 per share, of TERP Inc.

“Class A Member” means a holder of Class A Units as relates to the ownership of such Units, executing this Agreement as a Class A Member or hereafter admitted to the Company as a Class A Member as provided in this Agreement, but does not include any Person who has ceased to be a Member.

“Class A Unit” means a Unit representing a fractional part of the equity interest in the Company having the rights and obligations specified with respect to the Class A Units in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Group” means collectively the Company and its Subsidiaries.

“Company Group Member” means a member of the Company Group.

“Company Minimum Gain” has the meaning set forth for the term “partnership minimum gain” in Treasury Regulations Section 1.704-2(d).

“Control” (including the correlative terms “Controlled by” and “Controlling”) means, when used with reference to any Person, the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Controlled Affiliate” of any Person means any other Person Controlled by such Person.

“Contributed Property” means any property contributed to the Company by a Member.

“Credit Facilities” means one or more debt facilities (including, without limitation, commercial paper facilities, note purchase agreements, security agreements, mortgages, debentures and indenture) or other forms of indebtedness, in each case, with banks, other institutional lenders or trustees or any other Persons, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, notes or other borrowings in each case, as amended, restated, modified, renewed, refunded, restructured, increased, supplemented, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (whether upon or after termination or otherwise).

“Disqualified Person” means (a) any federal, state or local government or any possession of the United States (including any political subdivision, agency or instrumentality thereof), (b) any Indian tribal government described in Section 7701(a)(40) of the Code, (c) any organization described in Section 501(c) of the Code and exempt from tax under Section 501(a) of the Code, (d) any entity referred to in Section 54(j)(4) of the Code, (e) any Person described in Section 50(d)(1) of the Code, (f) any Person described in Treasury Regulations Section 1.48-4(a)(1)(v), (g) any “foreign person or entity” as that term is defined in Section 168(h)(2)(C) of the Code (other than a foreign partnership or foreign pass-through entity), unless (with respect to every property owned by the Company and each partnership or pass-through entity in which the Company has a direct or indirect beneficial interest) such Person is a foreign person or entity that is subject to U.S. federal tax on more than fifty percent (50%) of the gross income for each taxable year derived by such Person from the use of such property and thus qualifies for the exception of Section 168(h)(2)(B) of the Code, (h) any organization which is exempt from tax imposed by the Code (including any former tax-exempt organization within the meaning of Section 168(h)(2)(E) of the Code and any “tax-exempt controlled entity” within the meaning of Section 168(h)(6)(F)(iii) of the Code if such entity has not made the election under Section 168(h)(6)(F)(ii) of the Code for all applicable taxable years), or (i) any partnership or pass-through entity, as such terms are used in Section 168(h)(6)(E) of the Code and the Section 1603 Program Guidance (including a disregarded entity or a foreign partnership or a foreign pass-through entity, but excluding a “real estate investment trust” as defined in Section 856(a) of the Code and a cooperative organization described in Section 1381(a) of the Code, neither of which shall constitute a pass-through entity for purposes of this clause (i)), any direct or indirect partner (or other holder of an equity or profits interest) of which is described in any of clauses (a) through (h) above unless such Person owns such direct or indirect interest in the partnership or pass-through entity through a taxable C corporation (as that term is used in the Section 1603 Program Guidance) that either (i) is not a “tax-exempt controlled entity” within the meaning of Section 168(h)(6)(F)(iii) of the Code or (ii) is a “tax-exempt controlled entity” that has made an election under Section 168(h)(6)(F)(ii) of the Code for all applicable taxable years.”

“Economic Risk of Loss” has the meaning set forth in Section 5.1(b)(vi).

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Equity Securities” means, as applicable, (i) any capital stock, limited liability company or membership interests, partnership interests, or other equity interest, (ii) any securities directly or indirectly convertible into or exchangeable for any capital stock, limited liability company or membership interests, partnership interests, or other equity interest or containing any profit participation features, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, limited liability company or membership interests, partnership interest, other equity interest or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, limited liability company or membership interests, partnership interest, other equity interests or securities containing any profit participation features, (iv) any equity appreciation rights, phantom equity rights or other similar rights, or (v) any Equity Securities issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination, recapitalization, merger, consolidation or other reorganization.

“Estimated Incremental Quarterly Tax Amount” has the meaning set forth in Section 4.6.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder as in effect from time to time.

“Existing Units” has the meaning set forth in the recitals of this Agreement.

“Fair Market Value” means, with respect to any assets or securities, the fair market value for such assets or securities as determined in good faith by the Managing Member in its sole discretion.

“First Target Distribution” means $0.93 per share of Class A Common Stock, subject to adjustment in accordance with Section 4.5.

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for United States federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for United States federal income tax purposes and for accounting purposes.

“GAAP” means accounting principles generally accepted in the United States of America as in effect as of the applicable date of determination.

“HSR Act” has the meaning set forth in Section 7.2(f).

“IDR” means a non-voting Membership Interest that will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to such IDR and to the holder of such IDR (and no other rights otherwise available to or other obligations of a holder of a Membership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an IDR shall not be entitled to vote such IDR on any matter except as may otherwise be required by law or provided for in this Agreement.

“Income” means individual items of Company income and gain determined in accordance with the definitions of Net Income and Net Loss.

“Incremental Income Taxes” has the meaning set forth in Section 4.6.

“Indemnitees” means (a) any Person who is or was a member, partner, shareholder, director, officer, fiduciary or trustee of the Company, the Managing Member or any other Affiliate of the Company, (b) any Person who is or was serving at the request of the Managing Member as an officer, director, member, partner, fiduciary or trustee of another Person, in each case, acting in such capacity (provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services) and (c) any Person the Managing Member designates as an “Indemnitee” for purposes of this Agreement.

“Independent Conflicts Committee” means the Conflicts Committee of the board of directors of TERP Inc.

“Initial Agreement” has the meaning set forth in the recitals hereof.

“Loss” means individual items of Company loss and deduction determined in accordance with the definitions of Net Income and Net Loss.

“Managing Member” means, initially, TERP Inc. (and any assignee to which the managing member of the Company Transfers all Units held by such managing member of the Company that is admitted to the Company as the managing member of the Company), in its capacity as the managing member of the Company.

“Master Services Agreement” means the Master Services Agreement, dated as of October 16, 2017, by and between Brookfield, certain of its Affiliates, and TERP Inc., the Company and TerraForm Power Operating, LLC, as may be modified, amended, supplemented and restated from time to time.

“Member” means each Person listed on the Schedule of Members on the date hereof (including the Managing Member) and each other Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act. Any reference in this Agreement to any Member shall include such Member’s Successors in Interest to the extent such Successors in Interest have become Substituted Members in accordance with the provisions of this Agreement.

“Member Nonrecourse Debt” has the meaning set forth for the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning set forth for the term “partner nonrecourse debt minimum gain” in Treasury Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Deduction” has the meaning set forth for the term “partner nonrecourse deduction” in Treasury Regulation Section 1.704-2(i)(1).

“Membership Interests” means, collectively, the limited liability company interests of the Members in the Company as represented by Units and IDRs.

“Membership Interest Certificate” has the meaning set forth in Section 3.7(b)(i).

“Net Income” means, for any taxable year, the excess, if any, of the Company’s items of income and gain for such taxable year over the Company’s items of loss and deduction for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 3.3(b) and shall not include any items specially allocated under Section 5.1(b).

“Net Loss” means, for any taxable year, the excess, if any, of the Company’s items of loss and deduction for such taxable year over the Company’s items of income and gain for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 3.3 and shall not include any items specially allocated under Section 5.1(b).

“Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

“Offer Notice” has the meaning set forth in Section 3.8.

“Officer” means each Person designated as an officer of the Company pursuant to and in accordance with the provisions of Section 6.2, subject to any resolution of the Managing Member appointing such Person as an officer of the Company or relating to such appointment.

“Percentage Interest” means, with respect to any Member as of any date of determination, the product obtained by multiplying 100% by the quotient obtained by dividing the number of Units held by such Member by the total number of all outstanding Units.

“Person” means any individual, partnership, corporation, limited liability company, joint venture, trust, association or other unincorporated organization or other entity, including any government or any agency or political subdivision thereof.

“Prior Agreement” has the meaning set forth in the recitals hereof.

“Proceeding” has the meaning set forth in Section 6.4(a).

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Company.

“Required Allocations” has the meaning set forth in Section 5.1(b)(ix)(A).

“ROFR Election Period” has the meaning set forth in Section 3.8.

“Schedule of Members” has the meaning set forth in Section 3.1(b).

“Second Target Distribution” means $1.05 per share of Class A Common Stock, subject to adjustment in accordance with Section 4.5.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder as in effect from time to time.

“Settlement Agreement” has the meaning set forth in the recitals hereof.

“Sponsor” has the meaning set forth in the recitals hereof.

“Sponsor Line Agreement” means the senior secured credit line agreement entered into by TERP Inc., Brookfield and Brookfield Finance Luxembourg S.À R.L., dated as of October 16, 2017.

“Sponsor Transaction Agreement” has the meaning set forth in the recitals hereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof that is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall control the management of any such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means a Person who is admitted as a Member to the Company pursuant to Section 7.4 with all the rights of a Member and who is shown as a Member on the Schedule of Members.

“Successor in Interest” means any (i) trustee, custodian, receiver or other Person acting in any Bankruptcy or reorganization proceeding with respect to, (ii) assignee for the benefit of the creditors of, or (iii) trustee or receiver, or current or former officer, director or partner, or other fiduciary acting for or with respect to the dissolution, liquidation or termination of.

“SunEdison” has the meaning set forth in the recitals hereof.

“SunEdison Holdings” has the meaning set forth in the recitals hereof.

“SUNE IDR Holders” has the meaning set forth in the recitals hereof

“Target Distributions” means the First Target Distribution and the Second Target Distribution.

“Tax Matters Member” has the meaning set forth in Section 8.4(d).

“Transfer” means sell, assign, convey, contribute, distribute, give, or otherwise transfer, whether directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, or any act of the foregoing, including any Transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage. The terms “Transferee,” “Transferor,” “Transferred,” “Transferring Member,” “Transferor Member,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transferring Holder” has the meaning set forth in Section 3.8.

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means the Class A Units and any other series of limited liability company interests in the Company denominated as “Units” that is established in accordance with this Agreement, which shall constitute limited liability company interests in the Company as provided in this Agreement and under the Act, entitling the holders thereof to the relative rights, title and interests in the profits, losses, deductions and credits of the Company at any particular time as set forth in this Agreement, and any and all other benefits to which a holder thereof may be entitled as a Member as provided in this Agreement, together with the obligations of such Member to comply with all terms and provisions of this Agreement.

“Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Fair Market Value of such property as of such date (as determined under Section 3.3(c)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.3(c) as of such date).

“Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.3(c) as of such date) over (b) the Fair Market Value of such property as of such date (as determined under Section 3.3(c)).

Section 1.2 Other Definitions. Other terms defined herein have the meanings so given them.

Section 1.3 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, all references to “including” shall be construed as meaning “including without limitation” and all references to Exhibits are to Exhibits attached to this Agreement, each of which is made a part for all purposes.

ARTICLE II
 ORGANIZATIONAL AND OTHER MATTERS

Section 2.1 Formation. The Company was formed as a Delaware limited liability company on February 14, 2014 under the Act by executing the Limited Liability Company Agreement of TerraForm Power, LLC, which was amended and restated on March 24, 2014, amended and restated on July 23, 2014 and further amended from time to time prior to the Effective Date. The Members agree to continue the Company as a limited liability company under the Act, upon the terms and subject to the conditions set forth in this Agreement. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. This Agreement is the “limited liability company agreement” of the Company within the meaning of Section 18-101(7) of the Act. To the extent that this Agreement is inconsistent in any respect with the Act, this Agreement shall, to the extent permitted by the Act, control.

Section 2.2 Name. The name of the Company is “TerraForm Power, LLC” and the business of the Company shall be conducted under that name, or under any other name adopted by the Managing Member in accordance with the Act. Subject to the Act, the Managing Member may change the name of the Company (and amend this Agreement to reflect such change) at any time and from time to time without the consent of any other Person. Prompt notification of any such change shall be given to all Members.

Section 2.3 Limited Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and a Member shall not be obligated personally for any of such debts, obligations or liabilities solely by reason of being a Member.

Section 2.4 Registered Office; Registered Agent; Principal Office in the United States; Other Offices. The registered office of the Company in the State of Delaware shall be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent designated in the Certificate or such other Person or Persons as the Managing Member may designate from time to time in the manner provided by law. The registered office of the Company in the United States shall be at the place specified in the Certificate, or such other place(s) as the Managing Member may designate from time to time. The Company may have such other offices as the Managing Member may determine appropriate.

Section 2.5 Purpose; Powers. The Company may carry on any lawful business, purpose or activity permitted by the Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Subject to the provisions of this Agreement and except as prohibited by the Act, (i) the Company may, with the approval of the Managing Member, enter into and perform any and all documents, agreements and instruments, all without any further act, vote or approval of any Member and (ii) the Managing Member may authorize any Person (including any Member or Officer) to enter into and perform any document on behalf of the Company.

Section 2.6 Existing and Good Standing; Foreign Qualification. The Managing Member may take all action which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Company to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations. The Managing Member may file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, and in the proper office or offices in each other jurisdiction in which the Company is formed or qualified, such certificates (including certificates of limited liability companies and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Members and the amounts of their respective capital contributions. Each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming to this Agreement that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 2.7 Term. The Company commenced on the date the Certificate was filed with the Secretary of State of the State of Delaware, and shall continue in existence until it is liquidated or dissolved in accordance with this Agreement and the Act.

Section 2.8 No State Law Partnership.

(a) The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member or Officer shall be a partner or joint venturer of any other Member or Officer by virtue of this Agreement, for any purposes other than as is set forth in the following sentence of this Section 2.8(a), and this Agreement shall not be construed to the contrary. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, as of the date TERP Inc. first becomes a Member, and each Member, Assignee and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. Neither the Company nor any Member shall take any action inconsistent with such treatment.

(b) So long as the Company is treated as a partnership for federal income tax purposes, to ensure that Units are not traded on an established securities market within the meaning of Treasury Regulations Section 1.7704- 1(b) or readily tradable on a secondary market or the substantial equivalent thereof within the meaning of Regulations Section 1.7704-1(c), notwithstanding anything to the contrary contained herein, (i) the Company shall not participate in the establishment of any such market or the inclusion of its Units thereon, and (ii) the Company shall not recognize any Transfer made on any such market by: (A) redeeming the Transferor Member (in the case of a redemption or repurchase by the Company); or (B) admitting the Transferee as a Member or otherwise recognizing any rights of the Transferee, such as a right of the Transferee to receive Company distributions (directly or indirectly) or to acquire an interest in the capital or profits of the Company.

Section 2.9 Admission. Brookfield IDR Holder is hereby admitted as a Member of the Company upon its execution of a counterpart signature page to this Agreement and, as of the date hereof, the Members of the Company are TERP Inc. and Brookfield IDR Holder.

ARTICLE III
 MEMBERS; CAPITALIZATION

Section 3.1 Members; Units.

(a) Limited Liability Company Interests. Interests in the Company shall be represented by Units, or such other Equity Securities in the Company, or such other Company securities, in each case as the Managing Member may establish in its sole discretion in accordance with the terms hereof. As of the Effective Date, the Units are comprised of one Class: “Class A Units.”

(b) Schedule of Units; Schedule of Members. The Company shall maintain a schedule setting forth (i) the name and address of each Member, (ii) the number of Units (by Class) and/or percentage of IDRs owned of record by such Member, (iii) the aggregate number of outstanding Units by Class (including rights, options or warrants convertible into or exchangeable or exercisable for Units), and (iv) the aggregate amount of cash Capital Contributions that have been made by each of the Members and the Fair Market Value of any property other than cash contributed by each of the Members with respect to such Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which Contributed Property is subject) (such schedule, the “Schedule of Members”). The Schedule of Members shall be the definitive record of ownership of each Unit or other Equity Security in the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units or other Equity Securities in the Company for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units or other Equity Securities in the Company on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act.

(c) Class A Units. Class A Units shall only be issuable to TERP Inc. The Schedule of Members sets forth the identity of all Class A Members and the number of Class A Units held by each Class A Member.

(d) Disqualified Persons. Each Member hereby represents, warrants and acknowledges to the Company that such Member is not a Disqualified Person. Each Member hereby agrees that such Member shall not become a Disqualified Person and such Member shall deliver to the Company, on the last day of each calendar quarter, a Section 1603 Certification in the form set forth in Exhibit B.

Section 3.2 Authorization and Issuance of Additional Units.

(a) Subject to the limitations on issuing additional Units set forth in this Agreement (including Section 7.4) and any applicable listing exchange requirements, the Managing Member, with the vote or consent of the holders of a majority in interest of the IDRs (other than in the case of an issuance of additional Class A Units), may issue additional Classes of Units, other Equity Securities in the Company or other Company securities from time to time with such rights, obligations, powers, designations, preferences and other terms, which may be different from, including senior to, any then existing or future Classes of Units, other Equity Securities in the Company or other Company securities, as the Managing Member shall determine from time to time, with the vote or consent of the holders of a majority in interest of the IDRs, including (i) the right of such Units, other Equity Securities in the Company or other Company securities to share in Net Income and Net Loss or items thereof, (ii) the right of such Units, other Equity Securities in the Company or other Company securities to share in Company distributions, (iii) the rights of such Units, other Equity Securities or other Company securities upon dissolution and liquidation of the Company, (iv) whether, and the terms and conditions upon which, the Company may or shall be required to redeem such Units, other Equity Securities in the Company or other Company securities (including sinking fund provisions), (v) whether such Units, other Equity Securities in the Company or other Company securities are issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange, (vi) the terms and conditions upon which such Units, other Equity Securities in the Company or other Company securities will be issued, evidenced by certificates or assigned or transferred, (vii) the terms and conditions of the issuance of such Units, other Equity Securities in the Company or other Company securities (including, without limitation, the amount and form of consideration, if any, to be received by the Company in respect thereof, the Managing Member being expressly authorized, in its sole discretion, to cause the Company to issue Units, other Equity Securities in the Company or other Company securities for less than Fair Market Value), and (viii) the right, if any, of the holder of such Units, other Equity Securities in the Company or other Company securities to vote on Company matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Units, other Equity Securities in the Company or other Company securities. The Managing Member, with the vote or consent of each holder of an IDR, but subject to Section 3.1(c) and any applicable listing exchange requirements, is authorized (i) to issue any Units, other Equity Securities in the Company or other Company securities of any such newly established Class, and (ii) to amend this Agreement to reflect the creation of any such new series, the issuance of Units, other Equity Securities in the Company or other Company securities of such series, and the admission of any Person as a Member which has received Units or other Equity Securities of any such Class, in accordance with this Section 3.2, Section 7.4 and Section 9.4. Except as expressly provided in this Agreement to the contrary, any reference to “Units” shall include the Class A Units and any other series of Units that may be established in accordance with this Agreement.

(b) If TERP Inc. issues another class or series of equity securities (other than Class A Common Stock), the Company shall authorize and issue in accordance with Section 3.2(b)(i) of this Agreement, and TERP Inc. will use the net proceeds therefrom to purchase, an equal number of membership interests with designations, preferences and other rights and terms that are substantially the same as those of TERP Inc.’s newly-issued equity securities.

(c) In the event TERP Inc. issues shares of Class A Common Stock that are subject to forfeiture or cancellation (e.g., restricted stock), the corresponding Class A Unit will be issued subject to similar forfeiture or cancellation provisions.

(d) In the event TERP Inc. elects to redeem any shares of its Class A Common Stock or any other class or series of its equity securities for cash, the Company will, immediately prior to such redemption, redeem an equal number of Class A Units or any other Units of the corresponding classes or series, upon the same terms and for the same price as the shares of Class A Common Stock or other equity securities of TERP Inc. so redeemed.

Section 3.3 Capital Account.

(a) The Managing Member shall maintain for each Member owning Units a separate Capital Account with respect to such Units in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Company with respect to such Units pursuant to this Agreement and (ii) all items of Company income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 3.3(b) and allocated with respect to such Units pursuant to Section 5.1, and decreased by (x) the amount of cash or Fair Market Value of all actual and deemed distributions of cash or property made with respect to such Units pursuant to this Agreement and (y) all items of Company deduction and loss computed in accordance with Section 3.3(b) and allocated with respect to such Units pursuant to Section 5.1. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Managing Member shall determine that it is prudent to modify the manner in which the Capital Accounts or any adjustments thereto (including, without limitation, adjustments relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Members) are computed in order to comply with such Treasury Regulations, the Managing Member, without the consent of any other Person, may make such modification, notwithstanding the terms of this Agreement; provided that it is not likely to have a material effect on the amounts distributed or distributable to any Person pursuant to Article VII hereof upon the dissolution of the Company. The Managing Member, without the consent of any other Person, also shall (i) make any adjustments, notwithstanding the terms of this Agreement, that are necessary or appropriate to maintain equality among the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications, notwithstanding the terms of this Agreement, in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(b) For purposes of computing the amount of any item of income, gain, loss or deduction, which is to be allocated pursuant to Article V and is to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose); provided, that:

(i) Solely for purposes of this Section 3.3, the Company shall be treated as owning directly its proportionate share (as determined by the Managing Member) of all property owned by any partnership, limited liability company, unincorporated business or other entity or arrangement that is classified as a partnership or disregarded entity for federal income tax purposes, of which the Company is, directly or indirectly, a partner (in the case of a partnership) or owner (in the case of a disregarded entity).

(ii) Except as otherwise provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iii) Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.

(iv) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined in the manner described in Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3) as if the adjusted basis of such property on the date it was acquired by the Company were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 3.3(c) to the Carrying Value of any Adjusted Property that is subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined in the manner described in Treasury Regulations Sections 1.704-1(b)(2)(iv)(g)(3) and 1.704-3(a)(6)(i) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any method that the Managing Member may adopt.

(c) If a Member Transfers an interest in the Company to a new or existing Member, the Transferee Member shall succeed to that portion of the Transferor’s Capital Account that is attributable to the Transferred interest. Any reference in this Agreement to a Capital Contribution of, or distribution to, a Member that has succeeded any other Member shall include any Capital Contributions or distributions previously made by or to the former Member on account of the interest of such former Member Transferred to such successor Member. In addition, the following shall apply:

(i) In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Units for cash or Contributed Property, the Capital Account of all Members and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 5.1 in the same manner as a corresponding item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and Fair Market Value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Units shall be determined by the Managing Member using such method of valuation as it may adopt; provided, however, that the Managing Member, in arriving at such valuation, must take fully into account the Fair Market Value of the Units of all Members at such time. The Managing Member shall allocate such aggregate value among the assets of the Company (in such manner as it determines) to arrive at a Fair Market Value for individual properties.

(ii) In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of a Unit), the Capital Accounts of all Members and the Carrying Value of all Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its Fair Market Value, and had been allocated to the Members, at such time, pursuant to Section 5.1 in the same manner as a corresponding item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and Fair Market Value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Article VII or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 3.3(c) or (B) in the case of a liquidating distribution pursuant to Article VII, be determined and allocated by the Person winding up the Company pursuant to Section 7.2(c) using such method of valuation as it may adopt.

(iii) The Managing Member may make the adjustments described in this Section 3.3(c) in the manner set forth herein if the Managing Member determines that such adjustments are necessary or useful to effectuate the intended economic arrangement among the Members, including Members who received Units in connection with the performance of services to or for the benefit of the Company (provided that any such adjustment that adversely affects a Member may only be made with the express written consent of such Member).

(d) Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the Managing Member shall determine, in its sole and absolute discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to effectuate the intended economic sharing arrangement of the Members, the Managing Member may make such modification,(provided that any such modification that adversely affects a Member may only be made with the express written consent of such Member).

Section 3.4 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any distribution from the Company, except as expressly provided herein.

Section 3.5 Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. If any Member shall loan funds to the Company, then the making of such loans shall not result in any increase in the Capital Account balance of such Member. The amount of any such loans shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

Section 3.6 No Right of Partition. To the fullest extent permitted by law, no Member shall have the right to seek or obtain partition by court decree or operation of law of any property of the Company or any of its Subsidiaries or the right to own or use particular or individual assets of the Company or any of its Subsidiaries, or, except as expressly contemplated by this Agreement, be entitled to distributions of specific assets of the Company or any of its Subsidiaries.

Section 3.7 Non-Certification of Units and IDRs; Legend; Units are Securities.

(a) Units shall be issued in non-certificated form; provided that the Managing Member may cause the Company to issue certificates to a Member representing the Units or IDRs held by such Member.

(b) If the Managing Member determines that the Company shall issue certificates representing Units or IDRs to any Member, the following provisions of this Section 3.7 shall apply:

(i) The Company shall issue one or more certificates in the name of such Person in such form as it may approve, subject to Section 3.7(b)(ii) (a “Membership Interest Certificate”), which shall evidence the ownership of the Units or IDRs represented thereby. Each such Membership Interest Certificate shall be denominated in terms of the number of Units or percentage of IDRs evidenced by such Membership Interest Certificate and shall be signed by the Managing Member or an Officer on behalf of the Company.

(ii) Each Membership Interest Certificate shall bear a legend substantially in the following form:

THIS CERTIFICATE EVIDENCES [AN][A] [INCENTIVE DISTRIBUTION RIGHT/UNIT] REPRESENTING AN INTEREST IN TERRAFORM POWER, LLC AND SHALL CONSTITUTE A “SECURITY” WITHIN THE MEANING OF, AND SHALL BE GOVERNED BY, (I) ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE (INCLUDING SECTION 8- 102(A)(15) THEREOF) AS IN EFFECT FROM TIME TO TIME IN THE STATE OF DELAWARE, AND (II) THE CORRESPONDING PROVISIONS OF THE UNIFORM COMMERCIAL CODE OF ANY OTHER APPLICABLE JURISDICTION THAT NOW OR HEREAFTER SUBSTANTIALLY INCLUDES THE 1994 REVISIONS TO ARTICLE 8 THEREOF AS ADOPTED BY THE AMERICAN LAW INSTITUTE AND THE NATIONAL CONFERENCE OF COMMISSIONERS ON UNIFORM STATE LAWS AND APPROVED BY THE AMERICAN BAR ASSOCIATION ON FEBRUARY 14, 1995.

THE LIMITED LIABILITY COMPANY INTERESTS IN TERRAFORM POWER, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT (AS DEFINED BELOW); AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THE LIMITED LIABILITY COMPANY AGREEMENT AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME. THE INTERESTS IN TERRAFORM POWER, LLC REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THE SECOND AMENDED AND RESTATED LIMITED LIABILITY

COMPANY AGREEMENT OF TERRAFORM POWER, LLC, DATED AS OF OCTOBER 16, 2017, BY AND AMONG EACH OF THE MEMBERS FROM TIME TO TIME PARTY THERETO, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “LIMITED LIABILITY COMPANY AGREEMENT”).

(iii) Each Unit and IDR shall constitute a “security” within the meaning of, and shall be governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

(iv) The Company shall issue a new Membership Interest Certificate in place of any Membership Interest Certificate previously issued if the holder of the Units or IDRs represented by such Membership Interest Certificate, as reflected on the books and records of the Company:

(A)	makes proof by affidavit, in form and substance satisfactory to the Company, that such previously issued Membership Interest Certificate has been lost, stolen or destroyed;

(B)
requests the issuance of a new Membership Interest Certificate before the Company has notice that such previously issued Membership Interest Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(C)
if requested by the Company, delivers to the Company such security, in form and substance satisfactory to the Company, as the Managing Member may direct, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the previously issued Membership Interest Certificate; and

(D)	satisfies any other reasonable requirements imposed by the Company.

(v) Upon a Member’s Transfer in accordance with the provisions of this Agreement of any or all Units represented by a Membership Interest Certificate, the Transferee of such Units shall deliver such Membership Interest Certificate, duly endorsed for Transfer by the Transferee, to the Company for cancellation, and the Company shall thereupon issue a new Membership Interest Certificate to such Transferee for the number of Units or percentage of IDRs being Transferred and, if applicable, cause to be issued to such Transferring Member a new Membership Interest Certificate for the number of Units or percentage of IDRs that were represented by the canceled Membership Interest Certificate and that are not being Transferred.

Section 3.8 Transferability of IDRs. Except for a Transfer to Brookfield or a Controlled Affiliate of Brookfield that is not a Disqualified Person and is not the sole remaining partner of the Company for U.S. tax purposes, at least 30 Business Days prior to making any Transfer of any IDRs, the Transferring holder thereof (the “Transferring Holder”) shall give written notice (an “Offer Notice”) to the Company. The Offer Notice shall disclose in reasonable detail the amount of IDRs to be Transferred, the price of the IDRs being Transferred, the other terms and conditions of the Transfer and the identity, background and ownership (if applicable) of the proposed Transferee(s), and the Offer Notice shall constitute a binding offer to sell such IDRs described therein to the Company on the terms and conditions provided in this Section 3.8. The Company may elect to purchase (directly or through a designee) all (but not less than all) of the IDRs to be Transferred upon the same terms and conditions as those set forth in the Offer Notice by giving written notice of such election to the Transferring Holder within 20 Business Days after the Offer Notice has been given to the Company (the “ROFR Election Period”). If the Company has not elected during the ROFR Election Period to purchase all of the IDRs specified in the Offer Notice, the Transferring Holder may Transfer the IDRs specified in the Offer Notice to the Transferee(s) specified therein at a price and on terms no more favorable to the Transferee(s) thereof than specified in the Offer Notice during the 30-day period immediately following the ROFR Election Period. Any IDRs not Transferred within such 30-day period shall again be subject to the provisions of this Section 3.8 with respect to any subsequent Transfer. If the Company has elected during the ROFR Election Period to purchase IDRs from the Transferring Holder hereunder, the Transfer of such IDRs shall be consummated as soon as practicable after the election notice(s) have been given to the Transferring Holder, but in any event within 30 days after the expiration of the ROFR Election Period. The purchase price specified in any Offer Notice shall be payable solely in cash at the closing of the transaction. In no event may any IDRs be issued or transferred to a Disqualified Person or to the sole remaining partner of the Company for U.S. tax purposes. Any Transferee to whom IDRs are Transferred in accordance with this Section 3.8 (including Controlled Affiliates of Brookfield) shall be admitted as a Member in accordance with Section 7.4. The provisions of this Section 3.8 shall not prohibit Brookfield (or its Controlled Affiliates) from pledging any IDRs held by any of them to lenders as security under its Credit Facilities, provided that, no lender under such Credit Facilities may exercise its right to foreclose on IDRs pledged pursuant to this Section 3.8, unless the holder(s) of such IDRs first offer to sell the IDRs to the Company at the fair market value (as defined below in this Section 3.8) of such IDRs by giving written notice of such offer to the Company not less than 20 Business Days prior to the proposed date of foreclosure specified in such notice. The Company may elect to purchase (directly or through a designee) all (but not less than all) of the IDRs from the holder(s) thereof at the fair market value of such IDRs by giving written notice of such election to the holder(s) thereof prior to the proposed date of foreclosure specified in such notice. The “fair market value” of the IDRs for purposes of this Section 3.8 shall be (i) as agreed by the Company and the holder(s) of such IDRs not later than the proposed purchase date or (ii) if not so agreed by the proposed purchase date, determined by an independent valuer that is a reputable investment bank, accounting firm or other firm that has expertise in determining the fair market value of securities and that is selected by mutual agreement of the Company and the holder(s) of such IDRs not later than the proposed purchase date; provided that if the Company and the holder(s) of such IDRs do not agree on the selection of a valuer by the proposed purchase date, either party may request the president of the American Arbitration Association (the “AAA”) to select such a valuer on behalf of the parties (which selection shall be binding on the Company and the holder(s) of such IDRs). The determination of the fair market value of the IDRs by a valuer selected pursuant to this Section 3.9 shall be final and binding on the Company and the holder(s) of the IDRs in the absence of manifest error, and the costs incurred in connection with the selection and engagement of such valuer for purposes of such valuation shall be borne by the party (as between the Company and the holder(s) of the IDRs) whose determination of the fair market value of the IDRs deviates more from the fair market value as determined by such valuer pursuant to this Section 3.8. Any purported Transfer of any IDRs in violation of this Section 3.8, whether by sale, contribution, reorganization, domestication or otherwise, shall be null and void ab initio and shall not be effective to Transfer record, beneficial, legal or any other ownership of such IDRs, the purported Transferee shall not be entitled to any rights as a Member with respect to such IDRs purported to be Transferred and all rights as a holder of such IDRs purported to have been Transferred shall remain in the purported Transferor.

Section 3.9 Outside Activities of the Members. Any Member or any of their respective Affiliates shall be entitled to have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company or any of its Subsidiaries or any Person in which the Company or any of its Subsidiaries has an ownership interest. Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement in any business ventures of any other Member.

ARTICLE IV
 DISTRIBUTIONS

Section 4.1 Determination of Distributions. Except as provided in Section 4.1(a), distributions shall be made to the Members pro rata in accordance with their Percentage Interests when and in such amounts as determined by the Managing Member in accordance with the terms of this Agreement.

(a) Distributions. Distributions of cash for any Quarter, shall be made in the following manner:

(i) first, to TERP Inc. an amount equal to the amount of TERP Inc.’s outlays and expenses for such Quarter properly incurred;

(ii) second to the Class A Members, until the Company distributes a total amount that, after taking into account any U.S. Federal, state, local or foreign cash income taxes payable by TERP Inc. with respect to any taxable income attributable to such distributions to Class A Members, if distributed to all holders of shares of Class A Common Stock, would result in distributions to such holders of shares of Class A Common Stock of an amount per share of Class A Common Stock equal to the First Target Distribution;

(iii) third, (a) 15.0% to the holders of IDRs pro rata and (b) 85.0% to Class A Members until the Company distributes pursuant to this Section 4.1(a)(iii) to Class A Members, a total amount that, after taking into account any U.S. Federal, state, local or foreign cash income taxes payable by TERP Inc. with respect to any taxable income attributable to such distributions to Class A Members, if distributed to all holders of shares of Class A Common Stock, would result in distributions to such holders of shares of Class A Common Stock of an amount per share of Class A Common Stock equal to the excess of (a) the Second Target Distribution over (b) the First Target Distribution; and

(iv) thereafter, 75.0% to all Class A Members pro rata and 25.0% to the holders of the IDRs pro rata.

Section 4.2 Successors. For purposes of determining the amount of distributions under Section 4.1, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

Section 4.3 Withholding. Notwithstanding any other provision of this Agreement, the Tax Matters Member is authorized to take any action that may be required to cause the Company to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Company is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Member (including by reason of Section 1446 of the Code), the Tax Matters Member may treat the amount withheld as a distribution of cash pursuant to this Article IV in the amount of such withholding from such Member. Each Member hereby agrees, to the maximum extent permitted by law, to indemnify and hold harmless the Company and the other Members from and against any liability, claim or expense (including, without limitation, any liability for taxes, penalties, additions to tax or interest) with respect to any tax withholdings made or required to be made on behalf of or with respect to such Member. In the event the Company is liquidated and a liability or claim is asserted against, or expense borne by, the Company or any Member for tax withholdings made or required to be made, such person shall have the right to be reimbursed from the Member on whose behalf such tax withholding was made or required to be made

Section 4.4 Limitation. Notwithstanding any other provision of this Agreement, the Company, and the Managing Member on behalf of the Company, shall not be required to make a distribution (a) if such distribution to any Member or Assignee would violate the Act or other applicable law, or (b) in any form other than cash.

Section 4.5 Adjustments. The Target Distributions with respect to Class A Units shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in shares of Class A Common Stock or otherwise) of shares of Class A Common Stock.

Section 4.6 Tax Adjustments. If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Company Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Company Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Company Group Member), then the holders of a majority in interest of the IDRs may request the Independent Conflicts Committee to consider the appropriateness of adjusting the Target Distribution, and upon the approval of the Independent Conflicts Committee, the Managing Member may reduce the Target Distributions by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the Managing Member, in the manner provided in this Section 4.6. If the Managing Member elects to reduce the Target Distributions for any Quarter with respect to all or a portion of any Incremental Income Taxes for such Quarter, the Managing Member shall estimate for such Quarter the Company Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes. To the extent the Estimated Incremental Quarterly Tax Amount for a given Quarter differs from the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter, the Managing Member may, to the extent determined by the Managing Member, take such differences into account in distributions with respect to subsequent Quarters.

ARTICLE V
 ALLOCATIONS

Section 5.1 Allocations for Capital Account Purposes.

(a) Except as otherwise provided in this Agreement, Net Income and Net Losses (and, to the extent necessary, individual items of income, gain or loss or deduction of the Company) shall be allocated in a manner such that the Capital Account of each Member after giving effect to the special allocations set forth in

Section 5.1(b) is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made pursuant to Section 7.2 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each non-recourse liability to the Carrying Value of the assets securing such liability) and the net assets of the Company were distributed to the Members pursuant to this Agreement, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b) Special Allocations. Notwithstanding any other provision of this Section 5.1, the following special allocations shall be made for such taxable period:

(i) Company Minimum Gain Chargeback. Notwithstanding any other provision of this Section 5.1, if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts determined according to Treasury Regulations Sections 1.704-2(f) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 5.1(b), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(b) with respect to such taxable period (other than an allocation pursuant to Section 5.1(b)(iii) and Section 5.1(b)(vi)). This Section 5.1(b)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Member Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 5.1 (other than Section 5.1(b)(i)), except as provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Company taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts determined according to Treasury Regulations Sections 1.704-2(i)(4), or any successor provisions. For purposes of this Section 5.1(b), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(b), other than Section 5.1(b)(i) and other than an allocation pursuant to Sections 5.1(b)(v) and (b)(vi), with respect to such taxable period. This Section 5.1(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible, unless such deficit balance is otherwise eliminated pursuant to Section 5.1(b)(i) or Section 5.1(b)(ii). This Section 5.1(b)(iii) is intended to qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704- 1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) Gross Income Allocations. In the event any Member has a deficit balance in its Capital Account at the end of any Company taxable period in excess of the sum of (A) the amount such Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.1(b)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 5.1 have been tentatively made as if this Section 5.1(b)(iv) were not in this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Percentage Interests. If the Tax Matters Member determines that the Company’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Tax Matters Member is authorized, upon notice to the other Members, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the “Economic Risk of Loss” (as defined in the Treasury Regulations) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(vii) Nonrecourse Liabilities. Nonrecourse Liabilities of the Company described in Treasury Regulations Section 1.752-3(a)(3) shall be allocated to the Members in accordance with their respective Percentage Interests.

(viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(ix) Curative Allocation.

(A)
The allocations set forth in Section 5.1(b)(i) through 5.1(b)(viii) (the “Required Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Required Allocations shall be offset either with other Required Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.1(b)(ix)(A). Therefore, notwithstanding any other provision of this Article V (other than the Required Allocations), the Tax Matters Member shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Required Allocations were not part of this Agreement and all Company items were allocated pursuant to the economic agreement among the Members.

(B)
The Tax Matters Member shall, with respect to each taxable period, (1) apply the provisions of Section 5.1(b)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 5.1(b)(ix)(A) among the Members in a manner that is likely to minimize such economic distortions.

(x) Deficit Capital Accounts. No Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance which may exist from time to time in the Member’s Capital Account.

Section 5.2 Allocations for Tax Purposes.

(a) The income, gains, losses and deductions of the Company shall be allocated for federal, state and local income tax purposes among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for purposes of computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable law, then the Company’s subsequent income, gains, losses and deductions for tax purposes shall be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or an Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members as follows:

(i) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Members in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution.

(ii) In the case of an Adjusted Property, such items shall (A) first, be allocated among the Members in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 3.3(c)(i) or Section 3.3(c)(ii), and (B) second, in the event such property was originally a Contributed Property, be allocated among the Members in a manner consistent with Section 5.2(b)(i)).

(iii) In order to eliminate Book-Tax Disparities, the Tax Matters Member shall cause the Company to use the “remedial method” as defined in Treasury Regulations Section 1.704-3(d), unless the Independent Conflicts Committee consents to the use of another method described in Treasury Regulations Section 1.704-3.

(c) For purposes of determining the items of Company income, gain, loss, deduction, or credit allocable to any Member with respect to any period, such items shall be determined on a daily, monthly, or other basis, as determined by the Tax Matters Member using any permissible method under Code Section 706 and the Treasury Regulations promulgated thereunder.

(d) Tax credits, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as reasonably determined by the Tax Matters Member taking into account the principles of Treasury Regulations Sections 1.704-1(b)(4)(ii) and 1.704-1T(b)(4)(xi).

(e) Allocations pursuant to this Section 5.2 are solely for the purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Income, Loss, distributions or other Company items pursuant to any provision of this Agreement.

(f) For the proper administration of the Company, the Tax Matters Member shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; (iii) correct or amend the provisions of this Agreement as appropriate to reflect Treasury Regulations under Section 704(b) or Section 704(c) of the Code; and (iv) adopt and employ such methods for (A) the maintenance of capital accounts for book and tax purposes, (B) the determination and allocation of adjustments under Sections 734 and 743 of the Code, (C) the determination and allocation of taxable income, tax loss and items thereof under this Agreement and pursuant to the Code, (D) the determination of the identities and tax classification of Members, (E) the provision of tax information and reports to the Members, (F) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis, (G) the allocation of asset values and tax basis, (H) the adoption and maintenance of accounting methods, (I) the recognition of the Transfer of Units and (J) tax compliance and other tax-related requirements, including without limitation, the use of computer software, in each case, as it determines in its sole discretion are necessary and appropriate to execute the provisions of this Agreement and to comply with federal, state and local tax law; provided, however, that the Tax Matters Member may adopt such conventions, make such allocations, correct or amend such provisions of this Agreement and adopt or employ such methods as provided in this Section 5.2(f) without the consent of a Member only if such action would not have an adverse effect on such affected Member, and if such allocations are consistent with the principles of Section 704 of the Code.

Section 5.3 Members’ Tax Reporting. The Members acknowledge and are aware of the income tax consequences of the allocations made pursuant to this Article V and, except as may otherwise be required by applicable law or regulatory requirements, hereby agree to be bound by the provisions of this Article V in reporting their shares of Company income, gain, loss, deduction and credit for federal, state and local income tax purposes.

Section 5.4 Certain Costs and Expenses. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company)

incurred in pursuing and conducting, or otherwise related to, the activities of the Company, and (ii) reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines in its sole discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its subsidiaries (including expenses that relate to the business and affairs of the Company and/or its subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear all expenses of the Managing Member, including, without suggesting any limitation of any kind, costs of securities offerings not borne directly by Members, board of directors compensation and meeting costs, cost of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs and franchise taxes; provided that the Company shall not pay or bear any income tax obligations of the Managing Member.

ARTICLE VI
 MANAGEMENT

Section 6.1 Managing Member; Delegation of Authority and Duties.

(a) Authority of Managing Member. The business, property and affairs of the Company shall be managed under the sole, absolute and exclusive direction of the Managing Member, which may from time to time delegate authority to Officers or to others to act on behalf of the Company. Without limiting the foregoing provisions of this Section 6.1(a), the Managing Member shall have the sole power to manage or cause the management of the Company, including the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including, but not limited to, the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity.

(b) Other Members. No Member who is not also a Managing Member, in his or her or its capacity as such, shall participate in or have any control over the business of the Company. Except as expressly provided herein, the Units, other Equity Securities in the Company, or the fact of a Member’s admission as a member of the Company do not confer any rights upon the Members to participate in the management of the affairs of the Company. Except as expressly provided herein, no Member who is not also a Managing Member shall have any right to vote on any matter involving the Company, including with respect to any merger, consolidation, combination or conversion of the Company, or any other matter that a Member might otherwise have the ability to vote or consent with respect to under the Act, at law, in equity or otherwise. The conduct, control and management of the Company shall be vested exclusively in the Managing Member. In all matters relating to or arising out of the conduct of the operation of the Company, the decision of the Managing Member shall be the decision of the Company. Except as required by law or expressly provided in Section 6.1(c), Section 6.1(d) or by separate agreement with the Company, no Member who is not also a Managing Member (and acting in such capacity) shall take any part in the management or control of the operation or business of the Company in its capacity as a Member, nor shall any Member who is not also a Managing Member (and acting in such capacity) have any right, authority or power to act for or on behalf of or bind the Company in his or her or its capacity as a Member in any respect or assume any obligation or responsibility of the Company or of any other Member.

(c) Delegation by Managing Member. The Company may employ one or more Members from time to time, and such Members, in their capacity as employees or agents of the Company (and not, for clarity, in their capacity as Members of the Company), may take part in the control and management of the business of the Company to the extent such authority and power to act for or on behalf of the Company has been delegated to them by the Managing Member. To the fullest extent permitted by law, the Managing Member shall have the power and authority to delegate to one or more other Persons the Managing Member’s rights and powers to manage and control the business and affairs of the Company, including to delegate to agents and employees of a Member or the Company (including Officers), and to delegate by a management agreement or another agreement with, or otherwise to, other Persons. The Managing Member may authorize any Person (including any Member or Officer) to enter into and perform any document on behalf of the Company.

Section 6.2 Officers.

(a) Designation and Appointment. The Managing Member may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business, including employees,

agents and other Persons (any of whom may be a Member) who may be designated as Officers of the Company, with such titles as and to the extent authorized by the Managing Member. Any number of offices may be held by the same Person. In its discretion, the Managing Member may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members. Any Officers so designated shall have such authority and perform such duties as the Managing Member may from time to time delegate to them. The Managing Member may assign titles to particular Officers. Each Officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Managing Member. Designation of an Officer shall not of itself create any employment or, except as provided in Section 6.4, contractual rights.

(b) Resignation and Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Managing Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. All employees, agents and Officers shall be subject to the supervision and direction of the Managing Member and may be removed, with or without cause, from such office by the Managing Member and the authority, duties or responsibilities of any employee, agent or Officer of the Company may be suspended by or altered the Managing Member from time to time, in each case in the sole discretion of the Managing Member.

(c) Officers as Agents. The Officers, to the extent of their powers, authority and duties set forth in this Agreement or an employment agreement or otherwise vested in them by the Managing Member, are agents of the Company for the purposes of the Company’s business and the actions of the Officers taken in accordance with such powers shall bind the Company.

Section 6.3 Liability of Members.

(a) No Personal Liability. Except as otherwise required by applicable law and as expressly set forth in this Agreement, no Member shall have any personal liability whatsoever in such Person’s capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company. Except as otherwise required by the Act, each Member shall be liable only to make such Member’s Capital Contribution to the Company, if applicable, and the other payments provided for expressly herein.

(b) Return of Distributions. In accordance with the Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no distribution to any Member pursuant to Article IV shall be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Act, and, to the fullest extent permitted by law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c) No Duties. Notwithstanding any other provision of this Agreement or any duty otherwise existing at law, in equity or otherwise, the parties hereby agree that the Members (including without limitation, the Managing Member), shall, to the maximum extent permitted by law, including Section 18-1101(c) of the Act, owe no duties (including fiduciary duties) to the Company, the other Members or any other Person who is a party to or otherwise bound by this Agreement; provided, however, that nothing contained in this Section 6.3(c) shall eliminate the implied contractual covenant of good faith and fair dealing. To the extent that, at law or in equity, any Member (including without limitation, the Managing Member) has duties (including fiduciary duties) and liabilities relating thereto to the Company, to another Member or to another Person who is a party to or otherwise bound by this Agreement, the Members (including without limitation, the Managing Member) acting under this Agreement will not be liable to the Company, to any such other Member or to any such other Person who is a party to or otherwise bound by this Agreement, for their good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities relating thereto of any Member (including without limitation, the Managing Member) otherwise existing at law, in equity or otherwise, are agreed by the parties hereto to replace to that extent such other duties and liabilities of the Members (including without limitation, the Managing Member) relating thereto. The Managing Member may consult with legal counsel, accountants and financial or other advisors and any act or omission suffered or taken by the Managing Member on behalf of the Company or in furtherance of the interests of the Company in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the Managing Member will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care. Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement the Managing Member is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Managing Member shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or the other Members, or (ii) in its “good faith” or under another expressed standard, the Managing Member shall act under such express standard and shall not be subject to any other or different standards.

Section 6.4 Indemnification by the Company.

(a) To the fullest extent permitted by applicable law (as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment)) but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties (including excise and similar taxes and punitive damages), interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its acting in the capacity that gave rise to its status as an Indemnitee (a “Proceeding”); provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 6.4, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 6.4 shall be made only out of the assets of the Company, it being agreed that the Managing Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.4(a) in defending any Proceeding shall, from time to time, be advanced by the Company prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.4.

(c) The rights provided by this Section 6.4 shall be deemed contract rights and shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of the Membership Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain insurance on behalf of the Company and its Subsidiaries and such other Persons as the Managing Member shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 6.4, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan;

excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 6.4(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g)An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.4 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 6.4 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 6.4 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.4 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted. It is expressly acknowledged that the indemnification provided in this Section 6.4 could involve indemnification for negligence or under theories of strict liability. Notwithstanding the foregoing, no Indemnitee shall be entitled to any indemnity or advancement of expenses in connection with any Proceeding brought (i) by such Indemnitee against the Company (other than to enforce the rights of such Indemnitee pursuant to this Section 6.4), any Member or any Officer, or (ii) by or in the right of the Company, without the prior written consent of the Managing Member.

Section 6.5 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members or any other Persons who have acquired interests in the Company, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and nonappealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) The Managing Member may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Managing Member shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Managing Member in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, the Managing Member and any other Indemnitee acting in connection with the Company’s business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 6.5 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 6.5 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 6.6 Investment Representations of Members. Each Member hereby represents, warrants and acknowledges to the Company that: (a) such Member has such knowledge and experience in financial and business matters that such Member is capable of evaluating the merits and risks of an investment in the Company and is making an informed investment decision with respect thereto; (b) such Member is acquiring interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; and (c) the execution, delivery and performance of this Agreement have been duly authorized by such Member.

Section 6.7 Indemnity. Each Member hereby agrees, to the fullest extent permitted by applicable laws, to indemnify and hold harmless the Managing Member, each holder of an IDR, the Company and its Subsidiaries and any directors, officers, agents, subcontractors, delegates, members, partners, shareholders, employees and other representatives of each of the foregoing from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) incurred by them or threatened in connection with any and all actions, suits, investigations, proceedings or claims of any kind whatsoever, whether arising under statute or action of a governmental entity or otherwise arising from the failure of the representation, warranty or covenants made by such Member in Section 3.1(d) of this Agreement.

ARTICLE VII
WITHDRAWAL; DISSOLUTION; TRANSFER OF MEMBERSHIP INTERESTS;
 ADMISSION OF NEW MEMBERS

Section 7.1 Member Withdrawal. No Member shall have the power or right to withdraw or otherwise resign or be expelled from the Company prior to the dissolution and winding up of the Company except pursuant to a Transfer permitted under this Agreement.

Section 7.2 Dissolution.

(a) Events. The Company shall be dissolved and its affairs shall be wound up on the first to occur of (i) the determination of the Managing Member, (ii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act or (iii) the termination of the legal existence of the last remaining Member or the occurrence of any other event which terminates the continued membership of the last remaining Member in the Company unless the Company is continued without dissolution in a manner permitted by the Act. In the event of a dissolution pursuant to clause (i) of the immediately preceding sentence, the relative economic rights of each Class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 7.2(c) below in connection with the winding up of the Company, taking into consideration tax and other legal constraints that may adversely affect one or more parties hereto and subject to compliance with applicable laws and regulations, unless, with respect to any Class of Units, holders of not less than 90% of the Units of such Class consent in writing to a treatment other than as described above.

(b) Actions Upon Dissolution. When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Managing Member or, in the event of the unavailability of the Managing Member or if the Managing Member shall so determine, such Member or other liquidating trustee as shall be named by the Managing Member.

(c) Priority. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 7.2 to minimize any losses otherwise attendant upon such winding up. Upon dissolution of the Company, the assets of the Company shall be applied in the following manner and order of priority: (i) to creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (including all contingent, conditional or unmatured claims), whether by payment or the making of reasonable provision for payment thereof; and (ii) the balance shall be distributed to the holders of Class A Units and any other Membership Interests in accordance with Section 4.1.

(d) Cancellation of Certificate. The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate shall have been canceled in the manner required by the Act.

(e) Return of Capital. The liquidators of the Company shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

(f) Hart Scott Rodino. Notwithstanding any other provision in this Agreement, in the event the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), is applicable to any Member by reason of the fact that any assets of the Company will be distributed to such Member in connection with the dissolution of the Company, the distribution of any assets of the Company shall not be consummated until such time as the applicable waiting periods (and extensions thereof) under the HSR Act have expired or otherwise been terminated with respect to each such Member.

Section 7.3 Transfer by Members. No Member may Transfer all or any portion of its Units or other interests or rights in the Company except as provided in Section 3.8, Section 7.3 and Section 7.4. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 7.3 shall not prohibit TERP Inc. from pledging any Units to lenders as security under the Sponsor Line Agreement, provided that, no lender under the Sponsor Line Agreement may exercise its right to foreclose on Units pledged pursuant to the Sponsor Line Agreement unless such foreclosure is subject to Section 7.4 below. Any purported Transfer of all or a portion of a Member’s Units or other interests in the Company not complying with this Section 7.3 and Section 7.4 shall be null and void ab initio and shall not be effective to Transfer record, beneficial, legal or any other ownership and shall not create any obligation on the part of the Company or the other Members to recognize that Transfer or to deal with the Person to which the Transfer purportedly was made. Notwithstanding anything to the contrary herein, the Class A Units shall not be Transferable, except to a Transferring Class A Member’s Successor in Interest.

Section 7.4 Admission or Substitution of New Members.

(a) Admission. With the consent of the holder of a majority in interest of the IDRs, the Managing Member shall have the right to admit as a Substituted Member or an Additional Member, any Person who acquires an interest in the Company, or any part thereof, from a Member or from the Company. Concurrently with the admission of a Substituted Member or an Additional Member, the Managing Member shall forthwith (i) amend the Schedule of Members to reflect the name and address of such Substituted Member or Additional Member and to eliminate or modify, as applicable, the name and address of the Transferring Member with regard to the Transferred Units and (ii) cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a Transferee as a Substituted Member in place of the Transferring Member, or the admission of an Additional Member, in each case, at the expense, including payment of any professional and filing fees incurred, of such Substituted Member or Additional Member.

(b) Conditions and Limitations. The admission of any Person as a Substituted Member or an Additional Member shall be conditioned upon such Person’s written acceptance and adoption of all the terms and provisions of this Agreement by execution and delivery of the Adoption Agreement in the form attached hereto as Exhibit A or such other written instrument(s) in form and substance satisfactory to the Managing Member on behalf of the Company.

(c) Prohibited Transfers. Notwithstanding any contrary provision in this Agreement, unless each of the Members agrees otherwise in writing, in no event may any Transfer of a Unit or other interest in the Company be made by any Member or Assignee if:

(i) such Transfer is made to any Person who lacks the legal right, power or capacity to own such Unit or other interest in the Company;

(ii) such Transfer (which solely for purposes of this Section 7.4(c) shall include the issuance of Units upon the exercise of an option or warrant to acquire such Unit) would not be within (or would cause the Company to fail to qualify for) one or more of the safe harbors described in paragraphs (e), (f), (g), (h) or (j) of Treasury Regulations Section 1.7704-1 or otherwise would pose a material risk that the Company could be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder;

(iii) such Transfer would require the registration of such Transferred Unit or other interest in the Company or of any Class of Unit or other interest in the Company pursuant to any applicable United States federal or state securities laws (including, without limitation, the Securities Act or the Exchange Act) or other non-U.S. securities laws (including Canadian provincial or territorial securities laws) or would constitute a non-exempt distribution pursuant to applicable provincial or state securities laws;

(iv) such Transfer would cause any portion of the assets of the Company to become “plan assets” of any “benefit plan investor” within the meaning of regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended from time to time;

(v) to the extent requested by the Managing Member, the Company does not receive such legal and/or tax opinions and written instruments (including, without limitation, copies of any instruments of Transfer and such Assignee’s consent to be bound by this Agreement as an Assignee) that are in a form satisfactory to the Managing Member, as determined in the Managing Member’s sole discretion; or

(vi) such Transfer (including any Transfers of the equity interests of a direct or indirect holder of a Membership Interest that is classified as a partnership or disregarded entity for U.S. federal income tax purposes) would cause any Membership Interest to be treated as being owned by a Disqualified Person or cause the Company to cease to have at least two partners for U.S. tax purposes.

In addition, notwithstanding any contrary provision in this Agreement, to the extent the Managing Member shall determine that interests in the Company do not meet or will not meet the requirements of Treasury Regulation section 1.7704-1(h) or could cause the Company to be treated as a publicly traded partnership within the meaning of Section 7704 of the Code, the Managing Member may impose such restrictions on the Transfer of Units or other interests in the Company as the Managing Member may determine to be necessary or advisable so that the Company is not treated as a publicly traded partnership taxable as a corporation under Section 7704 of the Code.

Any purported Transfer in violation of Section 7.3 or this Section 7.4(c) shall be null and void ab initio and shall not be effective to transfer record, beneficial, legal or any other ownership of such Unit or other interest in the Company, the purported transferee shall not be entitled to any rights as a Member with respect to the Unit or other interest in the Company purported to be purchased, acquired or transferred in the Transfer (including, without limitation, the right to vote or to receive dividends with respect thereto), and all rights as a holder of the Unit or other interest in the Company purported to have been transferred shall remain in the purported transferor.

(d) Effect of Transfer to Substituted Member. Following the Transfer of any Unit or other interest in the Company that is permitted under Sections 7.3 and 7.4, the Transferee of such Unit or other interest in the Company shall be treated as having made all of the Capital Contributions in respect of, and received all of the distributions received in respect of, such Unit or other interest in the Company, shall succeed to the Capital Account balance associated with such Unit or other interest in the Company, shall receive allocations and distributions under Article IV and Article V in respect of such Unit or other interest in the Company and otherwise shall become a Substituted Member entitled to all the rights of a Member with respect to such Unit or other interest in the Company.

Section 7.5 Additional Requirements. Notwithstanding any contrary provision in this Agreement, for the avoidance of doubt, the Managing Member may impose such vesting requirements, forfeiture provisions, Transfer restrictions, minimum retained ownership requirements or other similar provisions with respect to any interests in the Company that are outstanding as of the date of this Agreement or are created hereafter, with the written consent of the holder of such interests in the Company. Such requirements, provisions and restrictions need not be uniform among holders of interests in the Company and may be waived or released by the Managing Member in its sole discretion with respect to all or a portion of the interests in the Company owned by any one or more Members or Assignees at any time and from time to time, and such actions or omissions by the Managing Member shall not constitute the breach of this Agreement or of any duty hereunder or otherwise existing at law, in equity or otherwise.

Section 7.6 Bankruptcy. Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

ARTICLE VIII
BOOKS AND RECORDS; FINANCIAL STATEMENTS AND
 OTHER INFORMATION; TAX MATTERS

Section 8.1 Books and Records. The Company shall keep at its principal executive office (i) correct and complete books and records of account (which, in the case of financial records, shall be kept in accordance with

GAAP), (ii) minutes of the proceedings of meetings of the Members, (iii) a current list of the directors and officers of the Company and its Subsidiaries and their respective residence addresses, (iv) a record containing the names and addresses of all Members, (v) a record of the total number of Units held by each Member, if any, and the dates when they respectively became the owners of record thereof and (vi) a record of the percentage of IDRs held by each Member, if any, and the dates when they respectively became the holder of record thereof. Any of the foregoing books, minutes or records may be in written form or in any other form capable of being converted into written form within a reasonable time. Except as expressly set forth in this Agreement, notwithstanding the rights set forth in Section 18-305 of the Act, no Member shall have the right to obtain information from the Company.

Section 8.2 Information.

(a) The Members shall be supplied at the Company’s expense with all other Company information reasonably necessary to enable each Member to prepare its federal, state, and local income tax returns on a timely basis.

(b) All determinations, valuations and other matters of judgment required to be made for ordinary course accounting purposes under this Agreement shall be made by the Managing Member and shall be conclusive and binding on all Members, their Successors in Interest and any other Person who is a party to or otherwise bound by this Agreement, and to the fullest extent permitted by law or as otherwise provided in this Agreement, no such Person shall have the right to an accounting or an appraisal of the assets of the Company or any successor thereto.

Section 8.3 Fiscal Year. The Fiscal Year of the Company shall end on December 31st unless otherwise determined by the Managing Member in its sole discretion in accordance with Section 706 of the Code.

Section 8.4 Certain Tax Matters.

(a) Preparation of Returns. The Tax Matters Member shall cause to be prepared all federal, state and local tax returns of the Company for each year for which such returns are required to be filed and shall cause such returns to be timely filed. The Tax Matters Member shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States of America, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. Except as specifically provided otherwise in this Agreement, the Tax Matters Member may cause the Company to make or refrain from making any and all elections permitted by such tax laws. As promptly as practicable after the end of each Fiscal Year, the Tax Matters Member shall cause the Company to provide to each Member a Schedule K-1 for such Fiscal Year. Additionally, the Tax Matters Member shall cause the Company to provide on a timely basis to each Member, to the extent commercially reasonable and available to the Company without undue cost, any information reasonably required by the Member to prepare, or in connection with an audit of, such Member’s income tax returns.

(b) Consistent Treatment. Each Member agrees that it shall not, except as otherwise required by applicable law or regulatory requirements, (i) treat, on its individual income tax returns, any item of income, gain, loss, deduction or credit relating to its interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected on the Form K-1 or other information statement furnished by the Company to such Member for use in preparing its income tax returns or (ii) file any claim for refund relating to any such item based on, or which would result in, such inconsistent treatment.

(c) Duties of the Tax Matters Member. The Tax Matters Member shall be the taxpayer representative for the Company and shall be in charge of attending to all relevant tax matters and shall keep the other Members reasonably informed thereof.

(d) Tax Matters Member. The Company and each Member hereby designate the Managing Member as the “tax matters partner” for purposes of Code Section 6231(a)(7) to the extent applicable for taxable years beginning before December 31, 2017, and the “partnership representative” as defined in Code Section 6223(a) (as amended by the Bipartisan Budget Act of 2015) for any other taxable years (the “Tax Matters Member”).

(e) Certain Filings. Upon the Transfer of an interest in the Company (within the meaning of the Code), a sale of Company assets or a liquidation of the Company, the Members shall provide the Tax Matters Member with information and shall make tax filings as reasonably requested by the Tax Matters Member and required under applicable law.

(f) Section 754 Election. The Tax Matters Member shall cause the Company to make and to maintain and keep in effect at all times, in accordance with Sections 734, 743 and 754 of the Code and applicable Treasury Regulations and comparable state law provisions, an election to adjust basis in the event (i) any Company property is distributed to any Member or (ii) such Tax Matters Member otherwise determines to make such an election.

ARTICLE IX
 MISCELLANEOUS

Section 9.1 Separate Agreements; Schedules. Notwithstanding any other provision of this Agreement, including Section 9.4, or of any other binding agreement between the Company and any Member, the Managing Member may, or may cause the Company to, without the approval of any other Member or other Person, enter into separate agreements with individual Members with respect to any matter, which have the effect of establishing rights under, or altering, supplementing or amending the terms of, this Agreement or any such separate agreement. The parties hereto agree that any terms contained in any such separate agreement shall govern with respect to such Member(s) party thereto notwithstanding the provisions of this Agreement. The Managing Member may from time to time execute and deliver to the Members schedules which set forth information contained in the books and records of the Company and any other matters deemed appropriate by the Managing Member. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.

Section 9.2 Governing Law; Disputes.

(a) THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

(b) Any dispute, controversy or claim solely arising out of, relating to or in connection with the rights or obligations of the Class A Member(s) vis-à-vis any other Members shall be finally settled by arbitration. The arbitration shall take place in Wilmington, Delaware and be conducted in accordance with the Commercial Arbitration Rules of the AAA then in effect (except as they may be modified by mutual agreement of the Class A Member(s) and the affected Member(s)). The arbitration shall be conducted by three neutral, impartial and independent arbitrators, who shall be appointed by the AAA, at least one of whom shall be a retired judge or a senior partner at one of the nationally recognized Delaware-based law firms. The arbitration award shall be final and binding on the parties. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets. The costs of the arbitration shall be borne by the Company. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. Notwithstanding the foregoing, the parties hereto may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate and/or seeking temporary or preliminary relief in aid of an arbitration hereunder.

(c) Except as set forth in Section 9.2(b), each party agrees that it shall bring any action, suit, demand or proceeding (including counterclaims) in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby, exclusively in the United States District Court for the District of Delaware or any Delaware State court, in each case, sitting in the City of Wilmington, Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions contemplated hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action, suit, demand or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such party in any such action, suit, demand or proceeding shall be effective if notice is given in accordance with Section 9.5.

(d) EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, DEMAND OR PROCEEDING (INCLUDING COUNTERCLAIMS) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.3 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective Successors in Interest; provided that no Person claiming by, through or under a Member (whether as such Member’s Successor in Interest or otherwise), as distinct from such Member itself, shall have any rights as, or in respect to, a Member (including the right to approve or vote on any matter or to notice thereof), and, except as provided in Section 6.1(d)(iii) and except for any rights of Indemnitees under this Agreement, nothing in this Agreement (express or implied) is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.4 Amendments and Waivers. This Agreement may be amended, supplemented, waived or modified by the written consent of the Managing Member in its sole discretion; provided that, except as otherwise provided herein (including, without limitation, in Section 3.2), no amendment may (i) modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the consent of each such affected Member; (ii) materially and adversely affect the rights of a holder of Class A Units, in its capacity as holders of Class A Units, in relation to other classes of Equity Securities of the Company, without the consent of the holders of a majority of such Classes of Units or (iii) adversely affect the rights of any holder of IDRs, in its capacity as a holder of IDRs, without the consent of such holder; and provided further that so long as the Managing Member is TERP Inc., any such amendment, supplement or waiver must be approved by the Independent Conflicts Committee. Notwithstanding the foregoing, the Managing Member may, without the written consent of any other Member or any other Person, amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to: (1) reflect any amendment, supplement, waiver or modification that the Managing Member determines to be necessary or appropriate in connection with the creation, authorization or issuance of any Class of Units or other Equity Securities in the Company or other Company securities in accordance with this Agreement; (2) reflect the admission, substitution, withdrawal or removal of Members in accordance with this Agreement; (3) reflect a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company; (4) reflect a change in the Fiscal Year or taxable year of the Company and any other changes that the Managing Member determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Company, including a change in the dates on which distributions are to be made by the Company; or (5) cure any ambiguity, mistake, defect or inconsistency; provided further that the books and records of the Company (including the Schedule of Members) shall be deemed amended from time to time to reflect the admission of a new Member, the withdrawal or resignation of a Member, the adjustment of the Units or other interests in the Company resulting from any issuance, Transfer or other disposition of Units or other interests in the Company, in each case that is made in accordance with the provisions hereof. If an amendment has been approved in accordance with this Agreement, such amendment shall be adopted and effective with respect to all Members. Upon obtaining such approvals as may be required by this Agreement, and without further action or execution on the part of any other Member or other Person, any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Managing Member and the other Members shall be deemed a party to and bound by such amendment.

No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.5 Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing and will be given by prepaid first class mail, by e-mail or other means of electronic communication, provided that the e-mail is promptly confirmed by telephone confirmation thereof, or by hand delivery, and shall be given to any Member at such Member’s address or e-mail address shown in the Company’s books and records, or, if given to the Company, at the following address:

TerraForm Power, LLC
7550 Wisconsin Ave.
Bethesda, MD 20814
Attention:	General Counsel
Telephone:	(240) 762-7700
Email:	andrea.rocheleau@brookfieldrenewable.com

Each proper notice shall be effective upon any of the following: (a) personal delivery to the recipient, (b) when sent by e-mail to the recipient (with confirmation of receipt), (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (d) four Business Days after being deposited in the mails (first class or airmail postage prepaid).

Section 9.6 Counterparts. This Agreement may be executed simultaneously in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which shall be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 9.7 Power of Attorney. Each Member hereby irrevocably appoints the Managing Member as such Member’s true and lawful representative and attorney in fact, each acting alone, in such Member’s name, place and stead, (a) to make, execute, sign and file all instruments, documents and certificates which, from time to time, may be required to set forth any amendment to this Agreement or which may be required by this Agreement or by the laws of the United States of America, the State of Delaware or any other state in which the Company shall determine to do business, or any political subdivision or agency thereof and (b) to execute, implement and continue the valid and subsisting existence of the Company or to qualify and continue the Company as a foreign limited liability company in all jurisdictions in which the Company may conduct business. Such power of attorney is coupled with an interest and shall survive and continue in full force and effect notwithstanding the subsequent withdrawal from the Company of any Member for any reason and shall survive and shall not be affected by the disability, incapacity, bankruptcy or dissolution of such Member. No power of attorney granted in this Agreement shall revoke any previously granted power of attorney.

Section 9.8 Entire Agreement. This Agreement and the other documents and agreements referred to herein embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein; provided that such other agreements and documents shall not be deemed to be a part of, a modification of or an amendment to this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, including the Prior Agreement.

Section 9.9 Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies that such Person has been granted at any time under any other agreement or contract and all of the rights that such Person has under any applicable law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security) to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by applicable law.

Section 9.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 9.11 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company profits, losses, distributions, capital or property other than as a secured creditor.

Section 9.12 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 9.13 Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 9.14 Delivery . This Agreement and each other agreement or instrument entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, may be executed in any number of counterparts and by the parties hereto or thereto on separate counterparts, each of which shall be deemed an original, but all the counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other agreement or instrument.

IN WITNESS WHEREOF, the parties have executed this Second Amendment and Restated Limited Liability Company Agreement.

MANAGING MEMBER

TERRAFORM POWER, INC.

By	/s/ Sebastian Deschler
Name: Sebastian Deschler
Title: Senior Vice President, General Counsel and Secretary

OTHER MEMBERS

BRE DELAWARE INC.

By	/s/ Jennifer Mazin
Name: Jennifer Mazin
Title: Senior Vice President and Secretary

EXHIBIT A

 Adoption Agreement

This Adoption Agreement is executed by the undersigned pursuant to the Second Amended and Restated Limited Liability Company Agreement of TerraForm Power, LLC (the “Company”), dated as of [•], 2017, as amended, restated or supplemented from time to time, a copy of which is attached hereto and is incorporated herein by reference (the “Agreement”). By the execution of this Adoption Agreement, the undersigned agrees as follows:

1. Acknowledgment. The undersigned acknowledges that it is not a Disqualified Person and it is acquiring [         ] [Units] of the Company as a [Class [•]] Member, subject to the terms and conditions of the Agreement (including the Exhibits thereto), as amended from time to time. Capitalized terms used herein without definition are defined in the Agreement and are used herein with the same meanings set forth therein.

2. Agreement. The undersigned hereby joins in, and agrees to be bound by, subject to, and enjoy the benefit of the applicable rights set forth in, the Agreement (including the Exhibits thereto), as amended from time to time, with the same force and effect as if it were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to the undersigned at the address listed below.

EXECUTED AND DATED on this           day of          , 20  .

[Name]

Notice Address:

E-mail Address:

EXHIBIT B

SECTION 1603 CERTIFICATE

of [•]

 Dated as of [•]

The undersigned, an Authorized Person of [•], a [•] (the “Member”), does hereby certify the following as of the date hereof:

As of the date hereof, the Member is not a Disqualified Person, as such term is defined in the Second Amended and Restated Limited Liability Company Agreement of the TerraForm Power LLC, dated and effective as of [•], 2017.

[signature on next page]

* * *

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of the date first above written.

By:
Name:
	Title:	Authorized Person

EXHIBIT C

 Schedule of Members

Name	Address and E-Mail Address	Class and Number of Units or Percentage of Incentive Distribution Rights	Certificate No. (if applicable)	Transferee, Address, Number of Units or Percentage of Incentive Distribution Rights, Certificate Nos. (if applicable)
TerraForm Power, Inc.	7550 Wisconsin Ave. Bethesda, MD 20814 sdeschler@terraform.com	100% of Class A Units	N/A
BRE Delaware Inc.	c/o Brookfield Asset Management Inc. 181 Bay Street, Suite 300 Toronto, Ontario M5J 2T3	100% IDRs	No. IDR- 0001, 0002, 0003, 0004, 0005, 0006, 0007, 0008, 0009